EXHIBIT 11

                                       Calculation of Weighted Average Shares
                                     Outstanding for Net Income (Loss) Per Share

                                                                                     Three Months Ended
                                                                                          March 31,
                                                                                    1999               2000
                                                                                -------------    --------------
Earnings:

Net Income (Loss)..........................................................     $   (292,646)    $      119,702
                                                                                ============     ==============

Shares:

Weighted Average Number of Common Shares

   Outstanding.............................................................         5,983,457         7,240,861
                                                                                -------------    --------------
Average Common Shares Outstanding and Equivalents..........................               n/a         7,547,893
                                                                                =============    ==============

Net Income (Loss) Per Share-Basic..........................................     $      (0.05)    $         0.02
                                                                                ============     ==============
Net Income (Loss) Per Share-Diluted........................................     $         n/a    $         0.02
                                                                                =============    ==============

* -- Calculation would be antidilutive for 1998.